Exhibit 99.1

M  A  C  K  –  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

Contacts:	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	John Gallagher Mercury Public Affairs (212) 681-1380 jgallagher@mercuryllc.com

MACK-CALI CLOSES $350 MILLION UNSECURED TERM LOAN

Loan Provides Enhanced Flexibility and Capital to Enact Strategic Plan

Edison, New Jersey—January 7, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it has successfully closed on a new $350 million unsecured term loan, which matures in January 2019 with two one-year extension options. The interest rate for the new term loan is currently 140 basis points over LIBOR, subject to adjustment on a sliding scale based on the Company’s unsecured debt ratings, or at the Company’s option, a defined leverage ratio. Mack-Cali entered into interest rate swap arrangements to fix LIBOR for the duration of the term loan. Including costs, the loan provides for a current all-in fixed rate of 3.12 percent. There is no premium or penalty associated with full or partial prepayment of the term loan.

Proceeds from the term loan are being used primarily to repay the Company’s $200 million, 5.8 percent unsecured bonds scheduled to mature on January 15, 2016, and to pay down outstanding borrowings on its $600 million unsecured credit facility.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities, LLC, and Wells Fargo Securities, LLC served as the joint lead arrangers for the term loan. Bank of America, N.A. served as administrative agent; JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., and Capital One, National Association served as syndication agents; and US Bank National Association served as documentation agent. Other participants in the loan were PNC Bank, National Association and Citibank, N.A.

“With our bank group, Mack-Cali has successfully executed this new unsecured term loan and swapped to a fixed rate for a five year period.  The $350 million term loan provides an attractive source of capital and results in an anticipated new debt maturity in 2021.  The debt cost represents significant interest savings to the 5.8 percent bonds maturing this month,” said Tony Krug, Mack-Cali’s chief financial officer.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali owns or has interests in 276 properties, consisting of 148 office and 109 flex properties totaling approximately 30 million square feet and 19 multi-family rental properties containing approximately 5,700 residential units and a pipeline of 10,000 units, all located in the Northeast. Mack-Cali strives to provide its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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